UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 14, 2013

__________________________________________

Lakeland Industries, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-15535	13-3115216
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

701 Koehler Avenue, Suite 7, Ronkonkoma, New York 11779-7410

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (631) 981-9700

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement

Lakeland Industries, Inc. (the “Company”) reports it has executed a Termination Agreement, dated March 14, 2013 with Mr. Miguel Bastos, President of Lakeland’s Brazilian subsidiary (the “Termination Agreement”).

The Termination Agreement will become effective 120 days from signing, unless earlier as determined by the Company. This is a part of both the Company’s efforts to reduce costs and the Company’s efforts to improve sales.

Mr. Bastos will join a Brazilian organization working with Lakeland to strengthen our sales efforts. The Termination Agreement calls for an aggregate maximum payout of R$1.1 million (approximately US$550,000), to be paid out over a period of approximately two years. Mr. Bastos will continue to receive his normal salary for six months and then will receive 3% of Lakeland Brazil’s sales, which Mr. Bastos will be supporting and generating from an independent company, until he reaches a total payout equal to the aggregate $R1.1 million. This Termination Agreement pays Mr. Bastos approximately half of the amount which would have been paid out for the remaining years of Mr. Bastos’s Employment Contract, which runs through December 31, 2015. Such termination amount has been accrued as of January 31, 2013.

A copy of the Termination Agreement is filed as Exhibit 10.1 hereto and incorporated herein by reference. A copy of the press release issued by the Company in connection with the foregoing is filed as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits

(a)	Not applicable
(b)	Not applicable
(c)	Exhibits. The following Exhibits are being furnished within:

10.1	Termination Agreement, dated March 14, 2013, among Lakeland Brasil S.A., the Company and Miguel Bastos.
99.1	Press Release of Lakeland Industries, Inc. dated March 15, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAKELAND INDUSTRIES, INC.

Date: March 15, 2013

/s/ Christopher J. Ryan
Christopher J. Ryan
CEO

EXHIBIT INDEX

Exhibit
Number	Description

10.1	Termination Agreement, dated March 14, 2013, among Lakeland Brasil S.A., the Company and Miguel Bastos.

99.1	Text of press release issued by Lakeland Industries, Inc., dated March 15, 2013 titled “Lakeland Industries, Inc. Reports Signing of Termination Agreement”.